Exhibit 10.1

April 7, 2026

Steve Totzke

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

Dear Steve,

This letter (“Letter Agreement”) memorializes our discussions with respect to your separation of employment (the “Separation”) from Mattel, Inc. (the “Company”) effective as of December 31, 2026 (the “Termination Date”), and your continued employment with the Company through the Termination Date. This Letter Agreement also serves as a “Notice of Termination” pursuant to Section 15 of the Mattel, Inc. Amended and Restated Executive Severance Plan B (as amended, the “Severance Plan”); and, you specifically acknowledge and agree that the requirement in Section 2(h) of the Severance Plan that the Termination Date be no more than fifteen (15) days after the actual receipt of the Notice of Termination is hereby waived.

Service through the Termination Date. You will remain in your role as the Company’s President and Chief Commercial Officer, reporting to the Chief Executive Officer, through April 30, 2026. Effective as of May 1, 2026, you will cease to serve as the Company’s President and Chief Commercial Officer but will remain employed by the Company on a full-time basis, as a non-executive officer employee, in the position of Executive Advisor and President, Strategic Transition (“Executive Advisor”) through the Termination Date (the period commencing on May 1, 2026, through the Termination Date, the “Transition Period”). In connection with your transition to a non-executive officer role, you will no longer be subject to the Company’s executive stock ownership guidelines, but you will remain subject to the Company’s insider trading pre-clearance requirements and will continue to have a legal obligation not to buy or sell Company stock while aware of any material, nonpublic information. Effective as of the Termination Date, your employment as Executive Advisor and as an employee of the Company and its affiliates shall terminate. In your capacity as Executive Advisor, you will report to the Company’s Chief Executive Officer, and will assist and cooperate with the Company with respect to the transition of your duties and responsibilities. You may render your services as Executive Advisor from outside of the Company’s offices, including from outside of the greater Los Angeles area commencing on August 15, 2026 (provided that you shall be available to travel as reasonably required by the Company in connection with your duties as Executive Advisor on reasonable notice and at the Company’s expense). During the Transition Period, the Company shall maintain your current base salary, payable in accordance with the Company’s normal payroll practices, you will continue at your current participation level in the 2026 Mattel Incentive Plan for purposes of the amount payable to you under Section 3(b)(iv) of the Severance Plan, and you will continue at your current participation level in the Company’s 2026 annual stock grant program. In addition, your outstanding equity award grants shall continue to vest in accordance with their terms through the Termination Date, and you will remain eligible for continued participation in the Company’s employee benefit plans and programs, subject to the terms and conditions of such plans, through the Termination Date. You hereby acknowledge and agree that neither your change in position (including ceasing to serve as President and Chief Commercial Officer of the Company) as contemplated by this Letter Agreement nor the appointment or hiring of a successor or successors to your role and/or duties and responsibilities, constitutes a termination of your employment for, or an event giving rise to, “Good Reason” for purposes of the Severance Plan or any other plan or arrangement between you and the Company. You and the Company further acknowledge and agree that: (i) the Severance Plan and the participation letter, dated April 13, 2023, between you and the Company relating to the Severance Plan (the “Participation Letter”) will remain in full effect through your Termination Date; and (ii) nothing in this Letter Agreement alters or changes the at-will employment relationship that exists between you and the Company.

Resignation from All Positions. You agree to tender your resignation from any and all other positions you occupy as an officer of the Company or of any direct or indirect subsidiary of the Company no later than April 30, 2026, by signing the resignation letter in the form of Exhibit A to this Letter Agreement.

Severance Payments and Benefits. Provided that, during the Transition Period, you continue to perform your job duties in good faith and within the expectations of the position, and you remain in good standing through the Termination Date, your Separation as of the Termination Date will constitute (i) a “Covered Termination” for purposes of the Severance Plan, and (ii) an “Involuntary Retirement” for purposes of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan. Accordingly, in connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan (the “Severance Benefits”), provided that if your employment is terminated for any reason other than a Covered Termination prior to the Termination Date (e.g., if you resign without Good Reason prior to the end of the Transition Period or if your employment is terminated by the Company for “Cause” (as defined in the Severance Plan)), you will not be eligible to receive the Severance Benefits. You acknowledge and agree that your right to receive the Severance Benefits is subject to the terms and conditions of the Severance Plan, the Participation Letter and the Mattel, Inc. Rule 10D-1 Compensation Recovery Policy (the “Clawback Policy”), including the release requirement set forth in the Participation Letter, and your obligations under Section 7 of the Severance Plan. You further acknowledge and agree that the Severance Plan, your Participation Letter, and the Clawback Policy remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause. In addition, for so long as you remain eligible to receive the Severance Benefits, the Company shall continue to provide you with a monthly car allowance at the same level in effect as of the date of this Letter Agreement. The Termination Date shall be the “Date of Termination” for purposes of the Severance Plan.

Health Premium Payments. In addition to the Severance Benefits described above, and for up to eighteen (18) months following the end of the period during which you are eligible to receive payments under Section 3(b)(vii)(I) of the Severance Plan, the Company shall pay you a monthly fixed amount approximately equal to the applicable COBRA premium for the level of coverage you had under the Company’s medical (including the Company’s Executive Physical Exam Program), dental, prescription drug, and vision care group insurance as of the Termination Date. Such payments will be made in accordance with the Company’s regular payroll practices, will be treated as taxable compensation subject to applicable withholding, and will cease, or not begin at all, if you become eligible for health coverage as a result of new employment at any time following the Termination Date. These payments are intended to comply with Section 409A of the Internal Revenue Code and shall be interpreted and administered accordingly.

Mutual Non-Disparagement. To the maximum extent permitted by applicable law, you agree not to make knowingly, intentionally, or maliciously false statements about the Company, or any of its affiliated entities, or its or their officers, directors, employees, shareholders, agents (the “Company Parties”), or any of their products, processes, policies, practices, or standards of business conduct (the “Company Matters”). You further agree not to publicly criticize the Company Parties, or any of the Company Matters, by way of news interviews or expressions of personal views, opinions, statements, or judgments, written or oral, to the news media, on online social media platforms, or through any other publication or public platform, either directly or through the conduct of representatives acting with your authorization or direction.

To the maximum extent permitted by applicable law, the Company agrees not to, and shall instruct each of its named executive officers not to, make knowingly, intentionally, or maliciously false statements about you, and further agrees not to, and shall instruct each of its named executive officers not to, publicly criticize you by way of news interviews or expressions of views, opinions, statements, or judgments, written or oral, to the news media, on online social media platforms, or through any other publication or public platform, in each case either directly or through the conduct of representatives acting with their authorization or direction.

The foregoing shall not be violated by truthful statements in connection with required governmental testimony or filings, or judicial, administrative, or arbitral proceedings (including, without limitation, depositions or testimony in connection with such proceedings). Nothing herein shall prevent either party from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the party has reason to believe is unlawful.

Cooperation. Following the Termination Date, you agree to cooperate in good faith with the Company and its subsidiaries and affiliates in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company. Such cooperation may include, but shall not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at times and locations reasonably acceptable to you and the Company; executing documents accurately and truthfully to the best of your knowledge, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, with reasonable advance notice; testifying truthfully; and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider in good faith any other commitments that you may have at the time of the request. The Company agrees to reimburse you for any reasonable, out-of-pocket travel, hotel, and meal expenses incurred in connection with your obligation to cooperate with the Company for which you have obtained prior written approval from the Company (not to be unreasonably withheld).

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the “Release” (as defined in the Participation Letter), the Clawback Policy, and the Employee Confidentiality and Inventions Agreement, dated on or about December 2, 2015, by and between you and the Company (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The claims procedures and dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified, or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

You have been and remain a valuable part of the business. We are counting on your help through this transition. Please feel free to reach out to Karen Ancira with any questions.

Sincerely,

Mattel, Inc.

By:	/s/ Ynon Kreiz
Ynon Kreiz
Chief Executive Officer

Acknowledged and Agreed:

/s/ Steve Totzke
Steve Totzke

Exhibit A

Date: April 7, 2026

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and/or officer positions with Mattel and its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as an officer of Mattel, Inc. and/or as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of April 30, 2026.

Very truly yours,

Signature:	/s/ Steve Totzke

Name: Steve Totzke